SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 27, 2003

Commission file number: 1-5256

V. F. CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1180120
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

105 Corporate Center Boulevard
Greensboro, North Carolina 27408
(Address of principal executive offices)

(336) 424-6000
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

Effective August 27, 2003, pursuant to the Agreement and Plan of Merger dated as of July 7, 2003 among Nautica Enterprises, Inc. (“Nautica”), VF Corporation (“VF”) and Voyager Acquisition Corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into Nautica (the “Merger”), with Nautica as the surviving corporation. The consideration payable pursuant to such agreement was reached as a result of arm’s length negotiation.

As a result of the Merger, all of the issued and outstanding shares of common stock of Nautica (the “Shares”) (other than Shares held as treasury stock or owned by VF or any subsidiary of VF) were converted into the right to receive $17.00 per Share, in cash, from VF, and Nautica became a wholly owned subsidiary of VF. The aggregate consideration with respect to the Shares and certain Nautica stock options is approximately $600 million.

Through its subsidiaries, Nautica designs, sources, markets and distributes apparel. VF presently intends to use the plant, equipment and other physical property of Nautica generally for the same purposes as Nautica previously used them.

Also on August 27, 2003, pursuant to the Purchase Agreement dated as of July 7, 2003 among VF, David Chu and Company, Inc. (“DC & Co.”) and David Chu, VF purchased from DC & Co. all of its interest in (i) the current Royalty Agreement dated as of July 1, 1987 between Nautica, Nautica Apparel, Inc., and David Chu, (ii) the Nautica name and mark, and (iii) any other Nautica intellectual property. In consideration for the sale of these interests by DC & Co., VF paid DC & Co. $38.0 million in cash on August 27, 2003, and will pay $33.0 million in cash on August 27, 2006, and $33.0 million in cash on August 27, 2007. DC & Co. will also have the right to receive payments in each of the five successive full fiscal years of VF commencing with the fiscal year ending January 1, 2005 in the event an annual gross revenue threshold is exceeded. The consideration payable pursuant to such agreement was reached as a result of arm’s length negotiation.

VF funded the consideration for the above transactions primarily from commercial paper borrowings.

The Proxy Statement filed by Nautica with the Securities and Exchange Commission on August 5, 2003 pursuant to Section 14(a) of the Securities Exchange Act of 1934, as supplemented, contains additional information about these transactions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit 99.1	Press Release dated August 27, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION (Registrant)

Date: August 27, 2003	By:	/s/ Candace S. Cummings
Name: Title:	Candace S. Cummings Vice President - Administration, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION	SEQUENTIAL PAGE NUMBER

99.1	Press Release dated August 27, 2003.	5